UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2005

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-30241	06-1576013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Simon Circle Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Over the past several months, DDi Corp. (the “Company”) has attempted to negotiate with the Bank of Scotland a restructuring of the senior credit facilities of its wholly-owned subsidiary, DDi Europe Limited (“DDi Europe”), that would provide adequate liquidity for that business to operate profitably. Those attempts have consistently been met with requests from the Bank of Scotland for additional cash contributions from the Company. In late 2004, the Company determined that, in light of DDi Europe’s debt-to-earnings ratio, forecasted business performance, strained liquidity, business valuation and the constraints set forth in the Company’s financial instruments regarding investments outside of North America, the Company could not justify making further capital contributions to DDi Europe. In light of (a) the fact that the Company has been unable to reach a satisfactory agreement to restructure the terms of, and obtain a further extension of credit under, the DDi Europe credit facilities and (b) DDi Europe’s weakening cash flow and profitability, DDi Europe’s senior lender elected to pursue an alternative plan of restructuring the DDi Europe business. Under that plan, DDi Europe and certain of its subsidiaries would be placed in administration, while certain other operating subsidiaries would be transferred to a new holding company owned and operated in part by DDi Europe management and their consultants.

As a triggering event to effectuate the alternative plan of restructuring, on February 8, 2005, the Bank of Scotland made written demands upon DDi Europe and certain of its operating subsidiaries for immediate repayment of all amounts outstanding under the DDi Europe credit facilities. Pursuant to the demand notices, £21.5 million, (approximately U.S.$39.8 million) which equaled the unpaid principal amount under the DDi Europe credit facilities, plus accrued interest and applicable fees, became immediately due and payable. In response to these payment demands, DDi Europe and certain of its subsidiaries sought appointment of an administrator. In the United Kingdom, an administrator is a third party appointed to assume day-to-day direction of a company. Upon appointment of an administrator, creditors’ claims are temporarily suspended while assets are managed for the benefit of the creditors and shareholders.

On February 9, 2005, two partners at Kroll’s Corporate Advisory and Restructuring Group were appointed Joint Administrators (collectively, the “Administrators”) to assume day-to-day management of DDi Europe and certain of its subsidiaries.

Pursuant to the actions of the Administrators, DDi Europe will undergo a restructuring that will have the effect of the Company no longer having U.K.-based businesses. On February 9, 2005, DDi Technologies Limited, DDi Tewkesbury Limited and DDi International, each operating subsidiaries of DDi Europe were acquired by the eXception Group Ltd., a newly-formed U.K. corporation (the “eXception Group”) for approximately £20.5 million (approximately U.S.$37.9 million). The purchase price was determined by the Administrators. The eXception Group secured a separate credit facility from the Bank of Scotland to finance the purchase price for these companies.

The Administrators applied the proceeds from the sale of DDi Technologies Limited, DDi Tewkesbury Limited and DDi International to the outstanding indebtedness of DDi Europe and its subsidiaries under the DDi Europe credit facilities, leaving approximately £1.5 million (approximately U.S.$2.8 million) outstanding under the DDI Europe credit facilities. The Administrators will seek the sale or other disposition of the remaining assets of DDi Europe, including the businesses of the remaining operating subsidiaries of DDi Europe not transferred to eXception. The proceeds from the disposition of the remaining assets will be applied to satisfy the remaining £1.5 million outstanding under the DDi Europe credit facilities. To the extent that the net proceeds of such assets is less than £1.5 million, the eXception Group will pay any deficiency. Based upon current information, the Company is not able to predict the completion date of the administration.

David Blair, a former director of the Company, and currently a director and the Chief Executive Officer of DDi Europe, is the new Chief Executive Officer of the eXception Group and John Calvert, a former director of DDi Europe is a member of the senior management of the eXception Group. Messrs. Blair and Calvert and several other former employees of DDi Europe own equity interests in the eXception Group. The Company is not, and will not be, a part of the ownership of the eXception Group and does not expect to receive any proceeds from the transfer of the assets of DDi Europe or any of its subsidiaries in connection with the administration.

In recent quarters, DDi Europe has contributed approximately one-third of the Company’s consolidated net sales and represents approximately 22% of the assets of the Company measured on a consolidated basis. Because the DDi Europe credit facilities look solely to U.K. assets as security, and those assets, according to recent valuations, are likely worth no more than the amount of outstanding indebtedness, the Company believes that administration will leave DDi Europe with no residual value and, accordingly, will leave the Company with no residual value in the U.K.-based businesses. Further, the Company believes that these actions will negatively impact the dividend, redemption and liquidation rights of the holders of the Company’s Series A Preferred Stock which looks solely to DDi Europe for value.

DDi Europe will be treated as a discontinued operation in the Company’s financial statements for the fiscal year ended December 31, 2004. In addition, the Company does not anticipate any net write-off or material cash restructuring charges in connection with this discontinuation of its European business.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 8, 2005, DDi Europe and certain of its operating subsidiaries received demands from the Bank of Scotland for immediate repayment of all amounts outstanding under the DDi Europe credit facilities. Pursuant to the demand notices, £21.5 million (approximately U.S.$39.8 million) which equals the unpaid principal amount under the DDi Europe credit facilities, plus accrued interest and applicable fees, became immediately due and payable. Administrators have been appointed to assume day-to-day management of DDi Europe and certain of its subsidiaries. See the disclosure under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

As permitted by Item 9.01(a)(4) of Form 8-K, the Company will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed. As permitted by Item 9.01(b)(2) of Form 8-K, the Company will, if required, file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report of Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.

Date: February 14, 2005	By:	/S/ TIMOTHY J. DONNELLY
Timothy J. Donnelly
Vice President and General Counsel